Exhibit 99.42

FIFTH AMENDMENT TO

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of September 7, 2005 (this “Amendment”), by and among OVERHILL FARMS, INC., a Nevada corporation (“Borrower”), and PLEASANT STREET INVESTORS, LLC, a California limited liability company (“Lender”).

R E C I T A L S

A. Borrower and Lender are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of April 16, 2003, as amended by a First Amendment to Second Amended and Restated Loan and Security Agreement dated as of May 16, 2003, a Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of June 19, 2003, a Third Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 31, 2003, and a Fourth Amendment to Second Amended and Restated Loan and Security Agreement dated October 6, 2004, but effective as of September 26, 2004 (as so amended, the “Loan Agreement”). Unless otherwise indicated, capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Loan Agreement.

B. The parties wish to amend further the Loan Agreement on the terms and subject to the conditions set forth herein.

C. Concurrently herewith, the Senior Subordinated Creditor and Borrower are entering into certain amendments to the Securities Purchase Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendments to Loan Agreement. Effective on and as of the Fifth Amendment Effective Date (as defined below), pursuant to Section 10.1 of the Loan Agreement, the Loan Agreement shall be amended as follows:

(a) Clause (a) (Senior Term A Loan Maturity) of Section 1.8 (Repayment and Prepayment) of the Loan Agreement shall be amended to read in its entirety as follows:

“(b) Senior Term A Loan Maturity. The Senior Term A Loan shall be repaid by Borrower as follows: Borrower shall make installment payments of principal of the Senior Term A Loan on each of the dates set forth in the following table in the amounts set forth opposite each such date (it being understood that each such installment payment shall be due and payable on each such corresponding date):

Date:	Installment Payment
Fifth Amendment Effective Date	$800,000
September 30, 2005	100,000
October 31, 2005	100,000
November 30, 2005	200,000
December 30, 2005	400,000

All remaining outstanding principal of the Senior Term A Loan shall be repaid in its entirety on the Senior Term A Maturity Date. Interest on the Senior Term A Loan shall accrue and be paid in accordance with Section 1.5.”

(b) Schedule A (Definitions and Rules of Construction) of the Loan Agreement shall be amended by adding the following new definitions to Schedule A in alphabetical order:

“‘Fifth Amendment’ shall mean that certain Fifth Amendment to Second Amended and Restated Loan and Security Agreement dated as of September 7, 2005.”

“‘Fifth Amendment Effective Date’ shall mean the date upon which all of the conditions precedent set forth in Section 3 of the Fifth Amendment shall have been satisfied.”

(c) Schedule A (Definitions and Rules of Construction) of the Loan Agreement shall be amended by amending the following existing definitions to read in their entirety as follows:

“‘Adjusted Current Assets’ shall mean, for each Fiscal Month, the aggregate of all (i) cash, (ii) accounts receivable, net, (iii) inventory, net, and (iv) prepaid expenses of Borrower, in each case at the end of such Fiscal Month and determined in accordance with GAAP.”

“‘Adjusted Current Liabilities’ shall mean, for each Fiscal Month, (i) all Indebtedness and other liabilities of Borrower at the end of such Fiscal Month that are classified as ‘current liabilities’ at such time in accordance with GAAP, minus:

(ii) (A) For each Fiscal Month ending on or before December 31, 2005, and for any Fiscal Month ending after December 31, 2005, in which the Borrowing Base for the Performance Week ending as of the end of such Fiscal Month was equal to or greater than the principal balance of the Senior Term A

Loan outstanding at such time, all Indebtedness owing to Lender and the Senior Subordinated Creditor at the end of such Fiscal Month, if and only to the extent such Indebtedness is classified at such time as a ‘current liability’ in accordance with GAAP, or

(B) For any Fiscal Month ending after December 31, 2005, in which the Borrowing Base for the Performance Week ending as of the end of such Fiscal Month was less than the principal balance of the Senior Term A Loan outstanding at such time, all Indebtedness owing to Levine Leichtman Capital Partners II, L.P. only, in its capacity as the Senior Subordinated Creditor, at the end of such Fiscal Month, if and only to the extent such Indebtedness is classified at such time as a ‘current liability’ in accordance with GAAP.”

“‘In-Formula Amount’ shall mean, on the last day of each Performance Week, the lesser of (a) the principal amount of the Senior Term A Loan outstanding on such last day and (b) the Borrowing Base for the then ended Performance Week.”

“‘Securities Purchase Agreement’ shall mean that certain Second Amended and Restated Securities Purchase Agreement dated as of April 16, 2003, as amended by a First Amendment to Second Amended and Restated Securities Purchase Agreement dated as of May 16, 2003, a Second Amendment to Second Amended and Restated Securities Purchase Agreement dated as of June 19, 2003, a Third Amendment to Second Amended and Restated Securities Purchase Agreement dated as of October 31, 2003, a Fourth Amendment to Second Amended and Restated Securities Purchase Agreement dated October 6, 2004, but effective as of September 26, 2004, and a Fifth Amendment to Second Amended and Restated Securities Purchase Agreement dated as of September 7, 2005, as further amended from time to time.”

2. American Airlines Reserve. The parties acknowledge that Lender previously established under the Loan Agreement a Reserve with respect to a portion of the accounts receivable owing by American Airlines to Borrower and a portion of the inventory (raw materials, work-in-process and finished goods) manufactured and/or held by Borrower for the account of American Airlines (collectively, the “American Airlines Reserve”), as provided in the Borrowing Base Certificate delivered with respect to each Performance Week ended after the establishment of such Reserve. At the request of Borrower, Lender agrees to release, on and as of the Fifth Amendment Effective Date, the American Airlines Reserve with respect to Performance Weeks ending after the Fifth Amendment Effective Date, provided, however, that Lender expressly reserves the right, exercisable in its sole discretion, to re-establish at any time after the Fifth Amendment Effective Date the American Airlines Reserve, whether in whole or in part, in accordance with the terms of the Loan Agreement. This Section 2 shall not modify or otherwise affect Lender’s right to establish Reserves in accordance with the terms of the Loan Agreement, whether or not related to American Airlines.

3. Conditions Precedent to Amendments. The effectiveness of the amendments set forth in Section 1 and the agreements in Section 2 shall be subject to the satisfaction, in Lender’s sole discretion, of each of the following conditions precedent (the date upon which the last of such conditions precedent to be so satisfied shall be referred to herein as the “Fifth Amendment Effective Date”):

(a) Fifth Amendment Effective Date. All of the conditions precedent set forth in this Section 3 shall be satisfied on or before September 7, 2005.

(b) Amendment to Securities Purchase Agreement. The Senior Subordinated Creditor and Borrower shall have entered into a fifth amendment to the Securities Purchase Agreement, in form and substance satisfactory to Lender.

(c) Consents. Borrower shall have obtained or made all Consents required to be obtained from all Governmental Authorities and other Persons in connection with the execution, delivery and performance of this Amendment, and Lender shall have approved the terms and conditions hereof.

(d) Certified Board Resolutions. Lender shall have received a Secretary’s Certificate from Borrower, in form and substance satisfactory to Lender, duly executed by the Secretary of Borrower and effective as of the Fifth Amendment Effective Date, certifying as to the resolutions of the Board of Directors of Borrower approving the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby.

(e) Legal Prohibitions. The consummation of the transactions contemplated by this Amendment shall not be prohibited by or violate any Applicable Laws and shall not subject any party to any Tax, penalty or liability, under or pursuant to any Applicable Laws.

In addition, on the Fifth Amendment Effective Date, Borrower shall make an installment payment of principal of the Senior Term A Loan in the amount of $800,000 as provided in Section 1.8(a) of the Loan Agreement, as amended in Section 1 above.

4. Representations and Warranties of Borrower. In order to induce Lender to enter into this Amendment, Borrower represents and warrants to Lender, as of the date hereof and the Fifth Amendment Effective Date, as follows:

(a) Authorization; Binding Effect. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified or licensed to do business as a foreign corporation in the State of California. Borrower has the full power and authority to enter into, deliver and perform its obligations under this Amendment. The execution, delivery and performance by Borrower of this Amendment and the consummation of the other transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Borrower. This Amendment has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.

(b) No Conflict. The execution, delivery and performance by Borrower of this Amendment and the consummation of the transactions contemplated hereby do not and will not violate or conflict with, or cause a default under, or give rise to a right of termination under, (i) the charter or bylaws of Borrower, as in effect on the date hereof; (ii) any Applicable Laws; or (iii) any term of any material contract, indenture, note, mortgage, instrument, agreement or other document to which Borrower is a party or by which any of its properties or assets are bound.

(c) Principal Balance; Rank. The outstanding principal balance of the Senior Term A Loan is $17,800,000 (immediately prior to the payment of principal required to be made on the Fifth Amendment Effective Date). The Senior Term A Loan remains a legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms. No other Indebtedness of Borrower ranks senior to, or pari passu with, the Senior Term A Loan. Immediately following the closing of the transactions contemplated hereby, there will be no agreement, indenture, instrument or other document to which Borrower is a party or by which it or they are bound that requires the subordination in right of payment or rights upon liquidation of any Obligations to the repayment of any other existing or future Indebtedness of Borrower.

(d) No Consents. Other than the Consent of the Senior Subordinated Lender and those obtained or made pursuant to Section 2(h) above, neither Borrower nor any of its Affiliates is required to obtain from or make with any Governmental Authority or any other Person any Consent in connection with execution, delivery or performance of this Amendment or for the purpose of maintaining in full force and effect any Licenses and Permits of Borrower, except where the failure to obtain such consent or maintain any such License or Permit, as the case may be, could not have a Material Adverse Effect. There are no orders, decrees, judgments, injunctions or rulings of any Governmental Authority against Borrower or any of its assets.

(e) No Default. No Default or Event of Default has occurred and is continuing or will result from the execution and delivery of this Amendment or the consummation of the transactions contemplated hereby.

(f) Collateral Security. The Liens granted in favor of Lender under the Collateral Documents continue to constitute valid, enforceable, perfected and continuing security interests and Liens in, on and to the Collateral to secure the payment and performance in full of all Obligations, including the Senior Term A Loan, and such security interests and liens are subject, as to priority, only to the Permitted Liens to the extent entitled to priority under Applicable Law.

(g) Closing-Related Matters. (i) Borrower has satisfied or fulfilled each of the conditions precedent set forth in Section 3 above and (ii) since September 26, 2004, no Material Adverse Change has occurred other than as previously disclosed to Lender in writing or as previously disclosed in Borrower’s SEC Documents.

5. Confirmation; Full Force and Effect. The amendments set forth in Section 1 shall amend the Loan Agreement on and as of the Fifth Amendment Effective Date, and the Loan Agreement shall otherwise remain in full force and effect, as amended thereby, from and after the Fifth Amendment Effective Date in accordance with its terms. Borrower hereby ratifies, approves and affirms in all respects each of the Loan Agreement, as amended hereby, the Senior Term A Note, the Collateral Documents (including the Liens granted in favor of Lender under the Collateral Documents) and each of the other Loan Documents, the terms and other provisions hereof and thereof and the Obligations hereunder and thereunder.

6. No Other Amendments. This Amendment is being delivered without prejudice to the rights, remedies or powers of Lender under or in connection with the Loan Agreement, the Senior Term A Note, the Collateral Documents and the other Loan Documents, Applicable Laws or otherwise and, except as expressly provided in Section 1 above, shall not constitute or be deemed to constitute an amendment or other modification of, or a supplement to, the Loan Agreement or any Loan Document or the obligations of Borrower thereunder. In addition, nothing contained in this Amendment is intended to constitute, or shall be construed as, a waiver of any Interest Rate Event, Default or Event of Default, or other breach or violation of the Loan Agreement, the Senior Term A Note, the Collateral Documents or any other Loan Document, whether past, present or future, or a forbearance by Lender of any of its rights, remedies or powers against Borrower or the Collateral. Lender hereby expressly reserves all of its rights, powers and remedies under or in connection with the Loan Agreement, the Senior Term A Note, the Collateral Documents and the other Loan Documents, whether at law or in equity, including, without limitation, the right to declare all Obligations to be due and payable.

7. Miscellaneous.

(a) Entire Agreement; Successors and Assigns. This Amendment constitutes the entire understanding and agreement with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral, negotiations, discussions, agreements and understandings with respect hereto. This Amendment shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

(b) Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF).

(c) Counterparts. This Amendment may be executed in one or more counterparts and by facsimile transmission, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized representatives as of the first date written above.

BORROWER

OVERHILL FARMS, INC., a Nevada corporation

By:	/s/ John S. Steinbrun
John Steinbrun
Senior Vice President and Chief Financial Officer

LENDER

PLEASANT STREET INVESTORS, LLC, a California limited liability company

By:	Levine Leichtman Capital Partners, Inc.,
its Manager

	By	/s/ Steven E. Hartman
Steven E. Hartman
Vice President